Exhibit 99.1

Capnia Announces $10 Million At-the-Market Firm Commitment Stock Purchase Agreement with Aspire Capital

Company Advancing Promising Treatments for Cluster Headache, Trigeminal Neuralgia and Allergic Rhinitis

REDWOOD CITY, CA – July 27, 2015 – Capnia, Inc. (NASDAQ: CAPN), focused on the development and commercialization of novel products based on its proprietary technologies for precision metering of gas flow, today announced it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”). Under the new agreement, Capnia has the right to sell up to $10 million in value of its common stock to Aspire Capital, subject to certain terms and conditions, over a two-year period. The agreement represents a strategic tool that provides Capnia with important capital to fund the development of its therapeutics pipeline.

“Our promising therapeutics pipeline is a renewed focus at Capnia and we have recently made significant advances with these programs, in particular with cluster headache where we recently entered the clinic,” said Anish Bhatnagar, M.D., Chief Executive Officer of Capnia. “This financing with Aspire provides us with strategic leverage, financial flexibility, and an excellent financing alternative as it enables us to raise capital on an as-needed basis. Having this ready access to capital provides us a stronger financial position as we continue to execute, not only on the commercialization of CoSense, but on the near term value drivers in our therapeutic business.”

Therapeutics Pipeline Overview

Capnia was originally founded on its innovative therapeutic technology that uses nasal, non-inhaled CO2 (nasal CO2), delivered at a low-flow rate into the nasal cavity. We believe that potential indications include alleviation of symptoms of allergies as well as trigeminally-mediated pain disorders such as cluster headache, migraine and trigeminal neuralgia (TN). Capnia has completed multiple clinical trials for the treatment of the symptoms of allergic rhinitis as well as conditions such as migraine using this technology. The use of Capnia’s nasal CO2 product for the treatment of cluster headache, migraine and TN is supported by data demonstrating that CO2 may inhibit sensory nerve activation, subsequent release of neuropeptides and alleviate trigeminally-mediated pain.

Nasal CO2 for the Treatment of Cluster Headache – In January 2015, Capnia partnered with Clinvest® to develop a therapeutic product for the treatment of cluster headache. In July 2015, Capnia announced the commencement of a pilot clinical trial evaluating nasal CO2 in approximately 25 patients with episodic cluster headaches. Roger K. Cady, M.D., founder of the Headache Care Center and Chief Executive Officer of Clinvest, will serve as principal investigator for the investigator-sponsored trial. Capnia expects to report top-line data from this trial in 2016.

Nasal CO2 for the Treatment of Trigeminal Neuralgia – In December 2014, Capnia submitted an application to the U.S. Food and Drug Administration (FDA) requesting Orphan Drug Designation for nasal CO2 for the treatment of trigeminal neuralgia (TN). In March of 2015, Capnia received a response from the FDA and is continuing its discussions with the FDA regarding Orphan Drug Designation for its nasal CO2 technology in this indication. Capnia expects to initiate a pilot clinical trial evaluating nasal CO2 in TN by the Fall of 2015.

Nasal CO2 for the Treatment of Allergic Rhinitis (Serenz™) – To date, Capnia has conducted studies with nasal CO2 in 975 patients across six randomized, controlled clinical trials. In the clinical trials to date, Serenz has shown a large effect size, an onset of effect within 30 minutes, and is well-tolerated. Capnia expects to clarify the regulatory approval pathway for Serenz in the U.S. with the FDA by the end of 2015, and subsequently, will seek to secure partnership or continue development.

Aspire Capital Financing

Under the terms of the common stock purchase agreement, Capnia has the right to sell up to $10 million in value of its common stock to Aspire Capital, subject to certain terms and conditions, over a two-year period. Other key terms of the agreement are:

•	Capnia will control the timing and amount of any sale of common stock to Aspire Capital;

•	Aspire Capital has no right to require any sales of Common Stock by Capnia, but is obligated to make purchases as Capnia directs, in accordance with the terms of the purchase agreement;

•	There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement; and

•	The purchase agreement may be terminated by Capnia at any time, at its discretion, without any additional cost or penalty.

A complete and detailed description of the purchase agreement and related registration rights agreement will be set forth in the Company’s Current Report on Form 8-K filed with the SEC.

About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense® is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally-mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials and that entering into this agreement will further our therapeutic business.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susan@argotpartners.com

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